UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2020

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4700 Lyons Technology Parkway
Coconut Creek, FL 33076

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 349-9989

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of exchange on which registered
Common stock, $0.01 par value per share	WLFC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Willis Lease Finance Corporation (the “Company”) is furnishing the following information that management intends to provide in one or more meetings with current and potential investors during the week of February 9, 2020.

The independent committee, established previously by the Board of Directors of the Company to review, evaluate and negotiate any proposal from the Company’s Chief Executive Officer and largest investor (individually and together with an entity controlled by him, the “Willis Parties”) and the Company’s Senior Vice President, Corporate Development (together with the Willis Parties, the “Group”), is continuing to negotiate the terms of a merger agreement with the Group.

While the Group has not yet submitted a complete proposal for consideration by the independent committee, including indicative financing terms, it has indicated to the independent committee that it is targeting the acquisition of the shares based on an assumed purchase price of $62.50 per share.  Consummation of any merger transaction will be subject to approval by the independent committee of the terms of a complete proposal submitted for consideration as well as the execution of definitive merger documentation.

The Company does not intend to disclose additional developments or provide updates on the progress or status of any potential transaction until the independent committee deems further disclosure is appropriate or required.  In addition, there can be no assurance regarding the terms and details of any transaction, that any future proposal by the Group will be made, that any proposal made by the Group will be accepted by the independent committee or that any merger transaction will ultimately be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by its undersigned duly authorized officer.

Dated: February 10, 2020

WILLIS LEASE FINANCE CORPORATION

By:	/s/Dean M. Poulakidas
Dean M. Poulakidas
Senior Vice President
and General Counsel